SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549


                                     FORM 8-K


                                  CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): December 31, 1996



                            CENTRAL MAINE POWER COMPANY
              (Exact name of registrant as specified in its charter)




   Maine                                 1-5139              01-0042740
(State of Incorporation)              (Commission           (IRS Employer
                                      File Number)      Identification Number)




                       83 Edison Drive, Augusta, Maine 04336
                (Address of principal executive offices) (zip code)



        Registrant's telephone number, including area code: (207) 623-3521

                      Item 1 through Item 4. Not applicable.

Item 5. Other Events.

(a) Maine Public Utilities Commission recommended restructuring plan. As previously reported, on July 19, 1996, the Maine Public Utilities Commission ("MPUC") released for comment its Draft Plan for Electric Utility Industry Restructuring. The draft plan had been prepared in response to a resolve of the Maine Legislature directing the MPUC to study restructuring Maine's electric utility industry and report its recommendations to the Maine Legislature by January 1, 1997. The draft plan is discussed in Item 2 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

On December 31, 1996, the MPUC issued its Report and Recommended Plan on Electric Utility Industry Restructuring (the "Plan"). The Plan, which is substantially similar to the draft plan, provides for all customers of the Company to have the option to purchase power in an unregulated competitive market beginning in January 2000. The Plan would also require the Company to transfer all of its generation-related assets, other than its 38-percent interest in Maine Yankee Atomic Power Company ("Maine Yankee"), to an entity distinct from its transmission and distribution businesses by January 2000, and to divest all generation assets other than Maine Yankee by January 2006. The Plan would not require the Company to divest its ownership in Maine Yankee unless the Maine Yankee generating plant's operating life extends significantly past 2008, the year its operating license is scheduled to expire, but the Company would be required to sell its rights to the power associated with that ownership to the extent it retained ownership after 2005.

Under the Plan the Company's purchased-power contracts with non-utility generators would remain with the Company as a transmission-and-distribution company after the transfer of its generation assets to the separate entity. The entitlements to the output of those generating plants, however, would be sold periodically to the highest bidders, a requirement which the Plan states would help to reduce errors in estimating stranded costs by reflecting more-current market conditions in the periodic stranded-cost calculations provided for in the Plan.

With respect to recovery of stranded costs, the Plan recommends that electric utilities have "a reasonable opportunity to recover legitimate, verifiable, and unmitigatable costs stranded as a result of retail access." The Plan would require that utilities mitigate such costs "aggressively" and obtain the "highest possible value" from their generation assets and contracts to minimize the amount of costs stranded. The Plan provides that the MPUC would not reconcile stranded costs retrospectively, but would review them periodically and, if warranted, adjust the amounts prospectively.

Under the Plan stranded costs would be collected from customers through the regulated rates of the transmission-and-distribution utilities, with the rate design for such recovery being established by the MPUC before the commencement of retail competition. The MPUC generally rejected the Company's proposal that it include in its industry restructuring recommendations that "exit fees" be imposed on customers who contribute to the Company's stranded costs by leaving the Company's system.

The Plan also contains recommendations for continued regulation as public utilities of the transmission-and-distribution companies, which would have both exclusive service territories and an obligation to connect customers to the power grid. The rates of those utilities would include, in addition to charges based on the services provided, amounts reflecting the Company's share of Maine Yankee decommissioning costs, the costs of energy-efficiency measures, and the costs of low-income assistance programs, if the Legislature rejects the MPUC's recommendation that such programs be funded by taxes or other means. "Standard offer service" at a competitively-bid but capped price would be provided to customers who do not choose a competitive power provider as well as those who are unable to obtain power in the market on reasonable terms.

The Company cannot predict what action the Maine Legislature will take on the Plan, but implementation of the Plan or any similar plan would require substantial changes in Maine statutory law. The Company also cannot predict what related federal legislation may be enacted or federal regulatory action may be taken that would affect the Company or electric utility industry restructuring, or what form electric utility restructuring will ultimately take.

(b) Maine Yankee generating plant. The Company is the owner of 38 percent of the common stock of Maine Yankee and is responsible for an equal amount of its costs. As previously reported, the Maine Yankee nuclear generating plant at Wiscasset, Maine (the "Plant") has been limited to operating at 90 percent of capacity since early 1996 pending the resolution of issues related to investigations initiated by the U.S. Nuclear Regulatory Commission ("NRC"), and on December 6, 1996, was taken off line to resolve cable-separation and associated issues. On January 3, 1997, Maine Yankee announced that it had decided to use the opportunity presented by that outage to inspect the Plant's 217 fuel assemblies, rather than wait until the next refueling outage scheduled for the fall of 1997. Maine Yankee reported that daily monitoring at the Plant had indicated there may be small pin-hole sized openings in four to six of the Plant's 38,000 fuel rods and that it expects to remove any affected rods.

Maine Yankee has estimated that the inspection of fuel assemblies and resolution of the cable-separation and associated issues could be completed in February. However, the NRC had previously notified Maine Yankee that returning the Plant to service after resolution of the cable-separation and associated issues will require NRC approval. The Company cannot predict when the Plant will be allowed to return to service.

On January 7, 1997, Maine Yankee and Entergy Corporation ("Entergy"), a Louisiana-based utility holding company and leading nuclear plant operator, announced the signing of a memorandum of understanding for Entergy to provide management services to Maine Yankee. The announcement stated that the memorandum of understanding was the "first step toward a contract to provide management services to run Maine Yankee", but that additional steps, such as Plant evaluation and negotiation of final contract terms and conditions remained before Entergy could take over actual management of the Plant. Until that time, Maine Yankee said Charles D. Frizzle, whose planned resignation had been announced on December 20, 1996, will continue to serve as President and Chief Executive Officer of Maine Yankee.

The Company's indexed Alternative Rate Plan ("ARP") limits its price increases under a formula based on the rate of inflation adjusted by other factors, and includes provisions for additional cost recovery in extraordinary situations such as low earnings or the incurring of extraordinary costs by the Company. To be eligible for recovery, such extraordinary costs must be in excess of $3 million in annual revenue requirements, have a disproportionate effect on the Company or the electric utility industry, and must not be adequately accounted for in the ARP's price index.

The Company has been incurring incremental replacement-power costs of approximately $1 million per week while the Plant has been out of service and expects such costs to continue at approximately the same rate until the Plant returns to service, as well as when the Plant is off line during the fall 1997 planned refueling outage. In addition, the Company is responsible for 38 percent of the $29 million in 1997 additional costs previously announced by Maine Yankee, or approximately $11 million. The Company expects to charge such costs to operations in 1997. While the Company plans to take action to mitigate the financial impact of those additional costs on its 1997 earnings, it does not expect such actions to offset the additional costs and therefore expects a significant adverse impact on its 1997 financial results.

For a detailed discussion of a comprehensive Independent Safety Assessment of the Plant by the NRC and investigations of Maine Yankee by the NRC and the United States Department of Justice, see the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, and subsequent Current Reports on
Form 8-K filed with the Securities and Exchange Commission on December 11 and December 20, 1996.

Item 6 through Item 8.  Not applicable.

                                                       SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             CENTRAL MAINE POWER COMPANY



                             By:
                             D. E. Marsh
                             Vice President, Corporate Services,
                             Treasurer, and Chief Financial Officer


Dated:  January 10, 1997